333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Copper & Gold Inc.
Announces Appointment of Lead Independent Director

PHOENIX, AZ, June 26, 2013 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has appointed Gerald J. Ford to the newly created position of lead independent director effective June 25, 2013.
Mr. Ford was elected to FCX's Board in 2000, and will continue to serve on the Board's Audit and Nominating and Corporate Governance Committees. Mr. Ford is the principal shareholder and Chairman of the Board of Hilltop Holdings Inc. He also is the Co- Managing Partner of Ford Financial Fund II, L.P., a private equity firm. Mr. Ford previously served as Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc.
FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California, in the Eagle Ford and Haynesville shale plays and an industry leading position in the emerging shallow water, ultra-deep gas trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana.  Additional information about FCX is available on FCX's website at www.fcx.com.

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Freeport-McMoRan Copper & Gold                             1